Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Zila, Inc.
Phoenix, Arizona
We hereby consent to the incorporation by reference in Registration Statements No. 33-32805, No. 333-02857, No. 333-02859, No. 333-42769, No. 33-32970, No. 333-54958, No. 333-54960, No. 333-108754 and No. 333-124671 of Zila, Inc. on Form S-8 and Registration Statements No. 33-46239, No. 333-06019, No. 333-00645, No. 333-31651, No. 333-43097 and 333-134860 of Zila, Inc. on Form S-3 of our reports dated October 5, 2006, relating to the consolidated financial statements and schedule, and the effectiveness of Zila, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2006.
BDO Seidman, LLP
Phoenix, Arizona
October 10, 2006